UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.  )*

CymaBay Therapeutics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

[                    ]

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. [ ]		13 G

1	Names of Reporting Persons. Versant Affiliates Fund II-A, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 9,768 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 9,768 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,768 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   VV II serves as the sole general partner of VAF II-A and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, BJB, CMW and BNL are managing directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A; however, they disclaim beneficial ownership of the shares held by VAF II-A except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)   This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons. Versant Side Fund II, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 20,742 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 20,742 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 20,742 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   VV II serves as the sole general partner of VSF II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, BJB, CMW and BNL are managing directors and/or members of VV II and share voting and dispositive power over the shares held by VSF II; however, they disclaim beneficial ownership of the shares held by VSF II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)   This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons. Versant Venture Capital II, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 1,093,090 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 1,093,090 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,093,090 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.6% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   VV II serves as the sole general partner of VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, BJB, CMW and BNL are managing directors and/or members of VV II and share voting and dispositive power over the shares held by VVC II; however, they disclaim beneficial ownership of the shares held by VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)   This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Versant Ventures II, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* OO

(1)   This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA, SDC, RAJ, WJL, DBM, RBR, BJB, CMW and BNL are managing directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)   This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Brian G. Atwood

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1)   This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BGA is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, he disclaims beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)   This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Samuel D. Colella

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1)         This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.  SDC is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, he disclaims beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)         This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Ross A. Jaffe

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1)         This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.  RAJ is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, he disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)         This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons William J. Link

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1)         This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.  WJL is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, he disclaims beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)         This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Donald B. Milder

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1)         This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)         Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.  DBM is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, he disclaims beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3)         This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Rebecca B. Robertson

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   RBR is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, she disclaims beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of her pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3) This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Bradley J. Bolzon

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.    BJB is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, he disclaims beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3) This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Charles M. Warden

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   CMW is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, he disclaims beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of his pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3) This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

CUSIP No. [ ]		13 G

1	Names of Reporting Persons Barbara N. Lubash

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 1,123,600 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 1,123,600 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,123,600 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 11.9% (3)

12	Type of Reporting Person* IN

(1) This Schedule 13G is filed by Versant Affiliates Fund II-A, L.P., a Delaware limited partnership (“VAF II-A”), Versant Side Fund II, L.P., a Delaware limited partnership (“VSF II”), Versant Venture Capital II, L.P., a Delaware limited partnership (“VVC II”), Versant Ventures II, LLC, a Delaware limited liability company (“VV II”), Brian G. Atwood (“BGA”), Samuel D. Colella (“SDC”), Ross A. Jaffe (“RAJ”), William J. Link (“WJL”), Donald B. Milder (“DBM”), Rebecca B. Robertson (“RBR”), Bradley J. Bolzon (“BJB”), Charles M. Warden (“CMW”), Barbara N. Lubash (“BNL” and together with VAF II-A, VSF II, VVC II, VV II, BGA, SDC, RAJ, WJL, DBM, RBR, BJB and CMW, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes: (i) 9,768 shares held by VAF II-A; (ii) 20,742 shares held by VSF II; and (iii) 1,093,090 shares held by VVC II. VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.   BNL is a managing director and/or member of VV II and shares voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, she disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of her pecuniary interests therein.  The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013.

(3) This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013 as set forth in the Issuer’s most recent 10-QA filed with the Securities and Exchange Commissions on December 16, 2013.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of CymaBay Therapeutics, Inc. (the “Issuer”).

Item 1
(a)	Name of Issuer: CymaBay Therapeutics, Inc.
(b)	Address of Issuer’s Principal Executive Offices: 3876 Bay Center Place Hayward, CA 94545

Item 2
(a)

Name of Person(s) Filing:
Versant Affiliates Fund II-A, L.P. (“VAF II-A”)

Versant Side Fund II, L.P.  (“VSF II”)

Versant Venture Capital II, L.P.  (“VVC II”)

Versant Ventures II, LLC (“VV II”)

Brian G. Atwood (“BGA”)

Samuel D. Colella (“SDC”)

Ross A. Jaffe (“RAJ”)

William J. Link (“WJL”)

Donald B. Milder (“DBM”)

Rebecca B. Robertson (“RBR”)

Bradley J. Bolzon (“BJB”)

Charles M. Warden (“CMW”)

Barbara N. Lubash (“BNL”)

(b)	Address of Principal Business Office: c/o Versant Ventures 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, California 94025
(c)	Citizenship:
	Entities:	VAF II-A	-	Delaware, United States of America
		VSF II	-	Delaware, United States of America
		VVC II	-	Delaware, United States of America
		VV II	-	Delaware, United States of America

	Individuals:	BGA	-	United States of America
		SDC	-	United States of America
		RAJ	-	United States of America
		WJL	-	United States of America
		DBM	-	United States of America
		RBR	-	United States of America
		BJB	-	Canada
		CMW	-	United States of America
		BNL	-	United States of America
(d)	Title of Class of Securities: Common Stock
(e)	CUSIP Number: [ ]

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
VAF II-A	9,768	9,768	0	9,768	0	9,768	0.1%
VSF II	20,742	20,742	0	20,742	0	20,742	0.2%
VVC II	1,093,090	1,093,090	0	1,093,090	0	1,093,090	11.6%
VV II	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
BGA	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
SDC	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
RAJ	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
WJL	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
DBM	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
RBR	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
BJB	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
CMW	0	0	1,123,600	0	1,123,600	1,123,600	11.9%
BNL	0	0	1,123,600	0	1,123,600	1,123,600	11.9%

(1) VV II serves as the sole general partner of VAF II-A, VSF II and VVC II and owns no securities of the Issuer directly.  BGA, SDC, RAJ, WJL, DBM, RBR, BJB, CMW and BNL are managing directors and/or members of VV II and share voting and dispositive power over the shares held by VAF II-A, VSF II and VVC II; however, they disclaim beneficial ownership of the shares held by VAF II-A, VSF II and VVC II except to the extent of their pecuniary interests therein.

(2) This percentage is calculated based upon 9,455,064 shares of Common Stock outstanding as of October 31, 2013.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:      ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2014

Versant Affiliates Fund II-A, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures II, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of CymaBay Therapeutics, Inc. is filed on behalf of each of us.

Dated: February 13, 2014

Versant Affiliates Fund II-A, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Side Fund II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Venture Capital II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Authorized Representative

Versant Ventures II, LLC

By:	/s/ Robin L. Praeger
Managing Member

/s/ Robin L. Praeger as attorney in fact
Brian G. Atwood

/s/ Robin L. Praeger as attorney in fact
Samuel D. Colella

/s/ Robin L. Praeger as attorney in fact
Ross A. Jaffe

/s/ Robin L. Praeger as attorney in fact
William J. Link

/s/ Robin L. Praeger as attorney in fact
Donald B. Milder

/s/ Robin L. Praeger as attorney in fact
Rebecca B. Robertson

/s/ Robin L. Praeger as attorney in fact
Bradley J. Bolzon

/s/ Robin L. Praeger as attorney in fact
Charles M. Warden

/s/ Robin L. Praeger as attorney in fact
Barbara N. Lubash